Exhibit 23.1
Consent of Independent Auditors
          We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 333-130911, 333-125053, 333-120289, 333-119672, 333-115111, 333-111879, 333-108899 and 333-46106) and registration statements on Form S-8 (Registration Nos. 333-119819, 333-114740, 333-114187, 333-104086 and 333-83922) of NGAS Resources, Inc. of our report dated March 6, 2006, relating to the consolidated financial statements of NGAS Resources, Inc., which report appears in the Annual Report of NGAS Resources, Inc. on Form 10-K for the year ended December 31, 2005.
/s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
Chartered Accountants
Toronto, Ontario
March 13, 2006